Exhibit 99.1

Pulmatrix Announces Third Quarter 2023 Financial Results and Provides Corporate Update

Patient enrollment for the Phase 2b study of PUR1900 is ongoing with four additional sites added during Q3, totaling seventeen active sites to date in four countries; topline data anticipated in H2 2024

Received “study may proceed” letter on an IND for a Phase 2 study of PUR3100 for acute migraine

$21.3 million in cash and cash equivalents at the end of Q3 2023 providing projected cash runway into Q1 2025

Bedford, Mass., November 9, 2023 – Pulmatrix, Inc. (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system disease using its patented dry powder inhalation iSPERSE™ technology, today announced third quarter financial results for 2023 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “Our PUR1900 Phase 2b study in allergic bronchopulmonary aspergillosis, or ABPA, is ongoing with newly activated sites now contributing to enrollment efforts. With receipt of the FDA “study may proceed” letter for PUR3100 announced in September 2023, we anticipate initiating the PUR3100 Phase 2 study once appropriate financing or partnership has been arranged. While we continue to advance our clinical programs, we believe we have maintained operational efficiency to preserve our projected cash runway into the first quarter of 2025.”

Third Quarter 2023 and Recent Program and Corporate Highlights

PUR1900

●	Since February 2023, PUR1900 (itraconazole, administered as a dry powder for inhalation using iSPERSE™) has been in a Phase 2 trial for the treatment of ABPA in patients with asthma (NCT05667662). This trial is a randomized, double-blind, multi-center, placebo-controlled study to evaluate PUR1900’s efficacy and safety. The multi-center study is being conducted in the United States, United Kingdom, Australia and France. Endpoints include safety, tolerability, and potential efficacy outcomes to identify potential registrational endpoints in adult patients with asthma and ABPA. Pulmatrix currently anticipates topline data from this study in the second half of 2024.

●	The current Phase 2 trial of PUR1900 builds on the results of the Phase 1 trial, which were published earlier this year in the peer-reviewed American Association of Pharmaceutical Scientists (AAPS) Journal and titled “Evaluation of the Potential for Drug-Drug Interactions with Inhaled Itraconazole Using Physiologically Based Pharmacokinetic Modelling, Based on Phase 1 Clinical Data”. Results demonstrated a low likelihood of clinically meaningful drug-drug interactions with inhaled PUR1900 as opposed to the known contraindications that exist with various medications when combined with oral itraconazole, demonstrating the potential advantage of inhaled therapeutics.

PUR3100

●	In September 2023, Pulmatrix announced FDA acceptance of its Phase 2 IND application for PUR3100 and receipt of a “study may proceed” letter for a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100, an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™, will be evaluated in patients with acute migraine. Pulmatrix is currently pursuing potential partnership opportunities to further develop this product candidate.

●	The current planned Phase 2 trial builds on the Phase 1 trial results, which were published earlier this year and presented at the American Headache Society 65th Annual Meeting in June 2023. Compared to patients dosed with intravenously (IV) administered DHE, subjects dosed with PUR3100 showed a lower incidence of nausea, and no vomiting was observed in PUR3100 dose groups compared to the intravenously (IV) administered DHE dose group. The study also showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels.

PUR1800

●	Earlier this year, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for acute exacerbations of chronic obstructive pulmonary disease (AECOPD) at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting. The Company expects that the completed data analysis will inform the study design of a potential Phase 2 study in patients with AECOPD. Pulmatrix plans to pursue partnership opportunities to advance PUR1800 into a potential Phase 2 clinical trial.

Third Quarter 2023 Financial Results

Revenues decreased $0.1 million to $1.8 million for the three months ended September 30, 2023 compared to $1.9 million for the three months ended September 30, 2022. The decrease is related to the Company’s revenues recognized in accordance with the Cipla Agreement for PUR1900 during the period.

Research and development expenses decreased approximately $1.3 million to $4.0 million for the three months ended September 30, 2023 compared to $5.3 million for the three months ended September 30, 2022. The decrease was primarily due to decreased spend of $0.7 million in costs related to the Company’s PUR3100 program, $0.4 million in costs related to the Company’s PUR1900 program, $0.1 million in costs related to the Company’s PUR1800 program and $0.1 million of employment and operating costs.

General and administrative expenses remained at $1.7 million for both the three months ended September 30, 2023 and 2022, as an increase in facilities costs was offset by a decrease in personnel costs.

Pulmatrix’s total cash and cash equivalents balance as of September 30, 2023 was $21.3 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the first quarter of 2025.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,336	$35,628
Restricted cash	153	153
Accounts receivable	841	1,298
Prepaid expenses and other current assets	899	1,068
Total current assets	23,229	38,147
Property and equipment, net	1,166	235
Operating lease right-of-use asset	10,686	710
Long-term restricted cash	1,472	1,472
Other long-term assets	217	389
Total assets	$36,770	$40,953
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$707	$1,188
Accrued expenses and other current liabilities	2,535	1,638
Operating lease liability	199	857
Deferred revenue	988	1,339
Total current liabilities	4,429	5,022
Deferred revenue, net of current portion	4,038	4,822
Operating lease liability, net of current portion	8,422	-
Total liabilities	16,889	9,844
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at September 30, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 and 3,639,185 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	305,395	304,585
Accumulated deficit	(285,514)	(273,476)
Total stockholders’ equity	19,881	31,109
Total liabilities and stockholders’ equity	$36,770	$40,953

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$1,753	$1,872	$5,096	$4,363

Operating expenses
Research and development	3,963	5,287	12,002	13,773
General and administrative	1,729	1,685	5,609	5,212
Total operating expenses	5,692	6,972	17,611	18,985
Loss from operations	(3,939)	(5,100)	(12,515)	(14,622)
Other income (expense)
Interest income	217	102	675	118
Other expense, net	(52)	(54)	(198)	(116)
Total other income (expense), net	165	48	477	2
Net loss	$(3,774)	$(5,052)	$(12,038)	$(14,620)
Net loss per share attributable to common stockholders – basic and diluted	$(1.03)	$(1.45)	$(3.30)	$(4.32)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,478,157	3,651,785	3,383,171

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes. For more on our inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) endemic on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com